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                     August 1, 2022

       Mike Tomas
       Chief Executive Officer & President
       U.S. Stem Cell, Inc.
       1560 Sawgrass Corporate Pkwy, 4th Floor
       Sunrise, FL 33323

                                                        Re: U.S. Stem Cell,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-33718

       Dear Mr. Tomas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services